Q2Earth, through Affiliated Entity, Completes Acquisition of Leading Company

In Residual Waste Management, Composting for Paper Industry

Palm Beach, FL; November 13, 2018 - Q2Earth, Inc. (OTCQB: QPWR) (the “Company” or “Q2”) through an affiliated entity called Earth Property Holdings LLC (“Earth Property”) has completed the acquisition of George B. Wittmer Associates Inc. (“GBWA”).

GBWA is a leading residual waste management and compost manufacturing company that services multiple papermills in the southeast United States. The company’s headquarters and main composting site is located outside of Jacksonville, Florida. Assets acquired in the stock transaction include equipment, inventory, proprietary know-how, land (subject to a seller’s note), and contracts with some of the largest paper product manufacturers in the U.S.

“We are very excited to carry on the long history of excellence in service to both GBWA’s customers and to our environment by converting significant waste streams into sustainable soil products. George Wittmer is a leader in the industry who has built a great company over decades, supported by some of the best managers in the business. Based on its strong team, profitability, growth potential and long-standing contracts with major customers, GBWA is expected to be a solid foundational operation for Q2Earth and our affiliated company,” stated Kevin Bolin, Chairman and CEO of Q2.

GBWA’s management and employees will remain with the company following closing of the transaction, and the company’s operations and customer contracts will continue to be operated in the same manner as before the transaction. GBWA’s General Manager, Michael D. Vogel, has also assumed the position of Senior Vice President of Operations at Q2.

To complete the acquisition of GBWA, the Company transferred the purchase agreement to Earth Property in return for approximately 19.9% of the equity interests of that limited liability company, reimbursement of expenses incurred in connection with the transaction, and an eight-year Management Agreement to oversee and manage all of the operations of Earth Property, including GBWA.

Also concurrently with the GBWA closing, Earth Property completed a private offering in the amount of $4.4 million with one institutional investor, which received approximately 80.1% of the equity interests of Earth Property. The Class A Units provide an 8% per annum preferred distribution, liquidation preferences and other rights.

The Company does not expect to consolidate the financial statements of Earth Property and GBWA on an ongoing basis, as Earth Property is anticipated to be classified as an unconsolidated variable interest entity, accounted for as an equity investment on the Company’s balance sheet.

About Q2Earth: Q2Earth is executing its plan to consolidate and manage leading manufacturers of compost and engineered soils created from recycled waste for the agriculture, horticulture, construction and infrastructure sectors. Through a plan of investments, acquisitions, strategic alliances, and organic growth focused on creating and marketing quality beneficial reuse end products, Q2Earth seeks to build the preeminent compost and soil company in North America, with international growth opportunities.

About George B. Wittmer Associates Inc.: GBWA, based Callahan, FL, annually recycles hundreds of thousands of cubic yards of various industrial discard streams and supplies millions of pounds of soil amendments, soil blends, and potting soil materials. Every day, GBWA recovers, reconditions, processes and ships a wide assortment of recovered residual streams in large volumes such as papermill by-products, wood ash, precipitated carbonates, flume grit, wood yard waste, off-specification boiler fuel solids, stockpiled bark, and other materials previously landfilled. GBWA eliminates waste stream management, handling, storage and liability by efficiently transforming industrial residual streams into commodities for use by other industries. Website: http://www.wittmer-agricycle.com

Legal Notice Regarding Forward-Looking Statements: This news release contains "Forward-looking Statements". These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to our ability to fully commercialize our technology, risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new products and markets, the time and expense involved in such development activities, the ability to secure additional financing, the ability to consummate acquisitions and ultimately integrate them, the level of demand and market acceptance of our products, and changes in our business strategies. This is not an offering of securities and securities may not be offered or sold absent registration or an applicable exemption from the registration requirements

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Integra Consulting Group, LLC

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